Exhibit 10.1

AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT

This Amended and Restated Executive Employment Agreement (this “Agreement”) is dated and shall be effective as of August 30, 2024 (the “Effective Date”), by and between Aspen Aerogels, Inc., a Delaware corporation (the “Company”), and Donald R. Young (the “Executive”).

Recitals:

WHEREAS, the Company and the Executive previously entered into an executive employment agreement, effective as of January 1, 2022 (the “Prior Agreement”); and

WHEREAS, the Company and the Executive wish to continue the Executive’s employment on the terms and conditions set forth in this Agreement, and replace the Prior Agreement in its entirety with this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.
Definitions. As used herein, the following terms shall have the following meanings.

“Board” means the Company’s board of directors.

“Cause” means: (i) willful misconduct, dishonesty, fraud or breach of fiduciary duty to the Company; (ii) deliberate disregard of the lawful rules or policies of the Company, failure to perform assigned duties, or material breach of an employment or other agreement with the Company, which results in material harm to the Company; (iii) the unauthorized disclosure of any trade secret or confidential information of the Company; (iv) the commission of an act which constitutes unfair competition with the Company or which induces any customer or supplier to breach a contract with the Company; or (v) the indictment of the Executive for any felony involving deceit, dishonesty or fraud, or any criminal conduct by the Executive that would reasonably be expected to result in material injury or reputational harm to the Company. For purposes hereof, whether or not the Executive has committed an act or omission of the type referred to in subparagraphs (i) through (v) above shall be determined by the Board in its reasonable, good faith discretion, based upon the facts known to the Board at the relevant time.

“Change of Control” shall mean the first to occur of any of the following events: (i) the consummation of a reorganization, merger, consolidation or other similar transaction of the Company with or into any other Person or Group (within the meaning of Section 13(d)(3) of the Securities Act of 1934, as amended) in which holders of the Company’s voting securities immediately prior to such reorganization, merger, consolidation or other similar transaction shall not, directly or indirectly, continue to hold at least a majority of the outstanding voting securities of the Company; (ii) a sale, lease, exchange or other transfer (in one transaction or a related series of transactions) of all or substantially all of the Company’s assets; (iii) the acquisition by any Person or any Group of such quantity of the Company’s voting securities as causes such Person or Group (other than a Person or Group who is a shareholder of the Company on the Effective Date)

to own beneficially, directly or indirectly, as of the time immediately after such transaction or series of transactions, more than fifty percent (50%) of the combined voting power of the voting securities of the Company other than as a result of (a) an acquisition of securities directly from the Company or (b) an acquisition of securities by the Company which by reducing the voting securities outstanding increases the proportionate voting power represented by the voting securities owned by any such Person or Group to more than fifty percent (50%) of the combined voting power of such voting securities; or (iv) a change in the composition of the Board within a two (2) year period such that a majority of the members of the Board are not Continuing Directors. As used herein, the term “Continuing Directors” shall mean as of any date of determination, any member of the Board who (a) was a member of the Board immediately after the Effective Date, or (b) was nominated for election or elected to the Board with the approval of, or whose election to the Board was ratified by, at least a majority of the Continuing Directors who were members of the Board at the time of that nomination or election; provided, however, that in no case shall (1) the public offering and sale of the Company’s common stock by its shareholders pursuant to a registered secondary offering, (2) the voluntary or involuntary bankruptcy of the Company, or (3) any transaction or series of transactions that would not qualify as a change in control within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) constitute a Change of Control.

“Good Reason” means: (i) any material breach by the Company of this Agreement; (ii) a change in the Executive’s reporting relationships such that the Executive no longer directly reports to the Board; (iii) a material reduction or material adverse change in the Executive’s current duties, responsibilities and authority, without the Executive’s consent; (iv) the demand by the Company for the Executive to relocate Executive’s primary office location from Northborough, Massachusetts, provided (1) such relocation increases the Executive’s regular vehicular one-way in-office commute to such new location by more than forty (40) miles, and (2) the Company does not offer the Executive a remote working arrangement as part of the office relocation, without the Executive’s consent; (v) any reduction by the Company in the Executive’s Base Salary or the Executive’s Performance Bonus Target without the Executive’s consent, except for across-the-board compensation reductions based on the Company’s financial performance similarly affecting all or substantially all senior management employees of the Company; or (vi) a material reduction in the aggregate target value of the annual long-term incentive opportunity granted to the Executive pursuant to the Company’s annual long-term incentive program for senior executives, as compared to the aggregate target value of the annual long-term incentive opportunity granted to the Executive pursuant to the Company’s annual long-term incentive compensation program for senior executives for the preceding fiscal year, except for an across-the-board reduction similarly affecting all or substantially all of the Company’s senior executives. For purposes hereof, whether or not the Executive has Good Reason to terminate the Executive’s employment by the Company pursuant to subparagraphs (i) through (vi) above shall be determined by the Board in its reasonable, good faith discretion, based upon the facts known to the Board at the relevant time.

“Permanent Disability” means the Executive is unable to perform, by reason of physical or mental incapacity, the Executive’s then duties or obligations to the Company, for a total period of one hundred eighty (180) days in any three hundred sixty (360) day period.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or any other entity, including a governmental entity or any department, agency or political subdivision thereof.

“Qualifying Termination” means the date on which the Executive’s employment is terminated by the Company without Cause as provided in Section 3(e), or the Executive terminates employment for Good Reason as provided in Section 3(f).

2.
Employment.
(a)
Term. The term of this Agreement shall commence on the Effective Date and continue until the date that is three (3) years after the Effective Date (the “Expiration Date”), unless terminated earlier by the Company or by the Executive in accordance with the provisions of Section 3 of this Agreement (the “Initial Employment Period”). The Initial Employment Period shall automatically renew for additional one (1) year terms (each such term being a “Renewal Employment Period”), and the Expiration Date shall be the last day of such Renewal Employment Period, unless either the Company or the Executive provides written notice of non-renewal of the Employment Period to the other party at least sixty (60) calendar days before the applicable Expiration Date, and if extended, any Renewal Employment Period may be terminated earlier by the Company or by the Executive in accordance with the provision of Section 3 of this Agreement. As used in this Agreement, the “Employment Period” shall refer to the Initial Employment Period and any Renewal Employment period, as applicable.
(b)
Position and Duties.
(i)
During the Employment Period, the Executive shall serve as Chief Executive Officer of the Company and shall have the duties, responsibilities and authority consistent with such position that are designated by the Board, subject to the direction and supervision of the Board.
(ii)
The Executive shall devote the Executive’s best efforts and full business time and attention (except for permitted vacation periods and reasonable periods of illness or other incapacity) to the business and affairs of the Company. The Executive shall perform the Executive’s duties and responsibilities to the best of the Executive’s ability in a diligent, trustworthy businesslike and efficient manner. Notwithstanding the foregoing, the Executive may, to the extent not otherwise prohibited by this Agreement, devote such amount of time as does not interfere or compete with the performance of the Executive’s duties under this Agreement to any one or more of the following activities: (A) engaging in charitable activities, including serving on the boards of directors of charitable organizations, consistent with such policies, rules and regulations as the Company may adopt from time to time, or (B) serving on the board of directors of any other company with the prior written approval of the Company.
(iii)
The Executive agrees to abide by the Company’s Code of Business Conduct and Ethics, Anti-Corruption Policy, Insider Trading Policy, Guidelines for Rule 10b5-1 Trading Plans, Disclosure Controls & Procedures Policy, Form 8-K Disclosure Compliance Policy, Regulation FD Disclosure Policy, Compensation Recoupment Policy, Environmental & Sustainability Policy, Health & Safety Policy, Labor & Human Rights Policy, Whistleblower Policy, and the Delegation of Authority Policy, each as in effect from time to time and such other policies, rules and regulations as the Company may adopt from time to time.
(c)
Salary and Benefits. During the Employment Period, Executive shall be entitled to the following compensation and benefits:
(i)
Base Salary. During the Employment Period, the Executive’s base salary shall be $515,000 (such annual salary, as it may be adjusted upward by the Board in its discretion, being referred to as the “Base Salary”). The Base Salary shall be payable in regular installments in accordance with the Company’s general payroll practices, shall be subject to customary withholding. Base Salary may be increased at the discretion of the Board, and may be decreased in the discretion of the Board only in connection with across-the-board compensation reductions based on the Company’s financial performance similarly affecting all or substantially all senior management employees of the Company.
(ii)
Annual Performance Bonus. The Executive shall be eligible to earn a discretionary annual cash incentive bonus (the “Performance Bonus”) of not less than 110% of the Executive’s then effective Base Salary (each, a “Performance Bonus Target”), subject in all respects to the terms and conditions established by the Board.
(iii)
Expense Reimbursement. The Company shall reimburse the Executive for all reasonable travel and other expenses (including periodic dues and membership fees pertaining to pertinent licensing, registrations, professional associations and industry groups with the prior approval of the Company) incurred by the Executive in connection with the performance of the Executive’s duties and obligations under this Agreement. The Executive shall comply with such reasonable limitations and reporting requirements with respect to expenses as may be established by the Company from time to time.
(iv)
Benefit Plans and Programs. The Executive shall be entitled to participate in all compensation or employee benefit plans or programs and receive all benefits and perquisites for which salaried employees of the Company generally are eligible under any plan or program now or established later by the Company on the same basis as similarly situated senior executives of the Company. The Executive may participate to the extent permissible under the terms and provisions or such plans or programs, in accordance with program provisions. Nothing in this Agreement shall preclude the Company from amending or terminating any of the plans or programs applicable to salaried employees or senior executives of the Company as long as such amendment or termination is applicable to all salaried employees or senior executives, as the case may be, so long as such plans or programs are replaced with plans no less favorable, in the aggregate, than existing plans.
(v)
Long-Term Compensation. The Executive shall also be eligible for grants of long-term incentive compensation, including, options to purchase the Company’s common stock, restricted stock and/or restricted stock units, all on terms and conditions established by the Board.
(vi)
Clawback Policy. All compensation shall be subject to any forfeiture or recoupment pursuant to the Company’s Compensation Recoupment Policy, as then in effect, or any successor compensation recoupment or “clawback” policy established by the Company or the Board generally for senior executives from time to time, and any other such policy required by applicable law.
(d)
Change of Control: Options and Stock-Based Awards. In the event of a Change of Control, notwithstanding anything to the contrary in any then outstanding stock option agreement or other equity award agreement (unless otherwise specifically stated in any equity award agreement that provides for vesting based wholly or in part upon the achievement of performance objectives), to the extent any outstanding stock options and other equity awards are not assumed by the Company’s successor in a Change of Control, the vesting of all stock options and other equity awards (unless otherwise specifically stated in any equity award agreement that provides for vesting based wholly or in part upon the achievement of performance objectives) outstanding and held by the Executive as of the Change of Control shall immediately accelerate and become fully vested and exercisable, subject to any permitted action by the Board upon a Change of Control under the Company’s applicable equity plan to terminate the stock options or other equity awards upon a Change of Control, provided, however, that the foregoing shall not apply to any outstanding equity award to the extent such acceleration of vesting would result in a violation of Section 409A of the Code.
3.
Termination. The Executive’s employment may be terminated under the following circumstances:
(a)
Expiration. The Executive’s employment hereunder shall terminate upon the Expiration Date as a result of a non-renewal by either party, following notice of non-renewal in accordance with Section 2(a).

(b)
Death. The Executive’s employment hereunder shall terminate upon Executive’s death.
(c)
Disability. The Company may terminate the Executive’s employment upon the Executive’s Permanent Disability. If any question shall arise as to whether the Executive has a Permanent Disability so as to be unable to perform the essential functions of the Executive’s then existing position or positions with or without reasonable accommodation, the Executive may, and at the request of the Company shall, submit to the Company a certification in reasonable detail by a physician selected by the Company to whom the Executive or the Executive’s guardian has no reasonable objection as to whether the Executive is so disabled or how long such disability is expected to continue, and such certification shall for the purposes of this Agreement be conclusive of the issue. The Executive shall cooperate with any reasonable request of the physician in connection with such certification. If such question shall arise and the Executive shall fail to submit such certification, the Company’s determination of such issue shall be binding on the Executive. Nothing in this Section 3(c) shall be construed to waive the Executive’s rights, if any, under existing law including, without limitation, the Family and Medical Leave Act of 1993, 29 U.S.C. §2601 et seq. and the Americans with Disabilities Act, 42 U.S.C. §12101 et seq.
(d)
Termination by Company for Cause. The Company may terminate the Executive’s employment hereunder for Cause.
(e)
Termination by Company Without Cause. The Company may terminate the Executive’s employment hereunder at any time without Cause.
(f)
Termination by the Executive. The Executive may terminate the Executive’s employment hereunder at any time for any reason, including but not limited to Good Reason consistent with the Good Reason Process (hereinafter defined). “Good Reason Process” shall mean that (i) the Executive reasonably determines in good faith that a Good Reason condition has occurred; (ii) the Executive notifies the Company in writing of the Good Reason condition within sixty (60) days of the first occurrence of such condition; (iii) the Executive cooperates in good faith with the Company’s efforts, for a period not less than thirty (30) days following receipt of such notice to remedy the condition (the “Cure Period”); (iv) notwithstanding such efforts, the Good Reason condition continues to exist; and (v) the Executive terminates the Executive’s employment within sixty (60) days after the end of the Cure Period by notifying the Company in writing of such termination for Good Reason. If, during the Cure Period, the Company cures the Good Reason condition or demonstrates to the Executive’s reasonable satisfaction, to be exercised in good faith, that a Good Reason condition has not occurred, Good Reason shall be deemed not to have occurred. For the avoidance of doubt, a notice of non-renewal of the Employment Period by Executive shall not constitute a termination for Good Reason.

(g)
Notice of Termination. Except for a termination as specified in Section 3(a) and 3(b), any termination of the Executive’s employment by the Company or any such termination by the Executive shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon. Failure to provide a Notice of Termination by either Party pursuant to this Section 3(g) shall be a material breach of the Agreement.
(h)
Date of Termination. “Date of Termination” shall mean: (i) if the Executive’s employment is terminated because the Agreement’s Employment Period expires under Section 3(a), the date of the Expiration Date; (ii) if the Executive’s employment is terminated by Executive’s death, the date of Executive’s death; (iii) if the Executive’s employment is terminated on account of Permanent Disability under Section 3(c) or by the Company for Cause under Section 3(d), the date on which Notice of Termination is given; (iv) if the Executive’s employment is terminated by the Company under Section 3(e), the date on which a Notice of Termination is given; (v) if the Executive’s employment is terminated by the Executive under Section 3(f) without Good Reason, thirty (30) days after the date on which a Notice of Termination is given, and (vi) if the Executive’s employment is terminated by the Executive under Section 3(f) with Good Reason, the date which is specified in the Notice of Termination, provided that such date must occur within the sixty (60) day period after the end of the Cure Period. Notwithstanding the foregoing, in the event that either party gives a Notice of Termination, the Company may unilaterally accelerate the Date of Termination, without any additional compensation in lieu of notice being due to the Executive as a result of such acceleration.
4.
Compensation on, and Effect of, Termination.
(a)
Termination Generally. If the Executive’s employment with the Company is terminated for any reason, the Company shall pay or provide to the Executive (or to the Executive’s authorized representative or estate) (i) any Base Salary earned through the Date of Termination, unpaid expense reimbursements (subject to, and in accordance with, Section 2(c) of this Agreement) and, to the extent required by law, unused vacation that accrued through the Date of Termination, such amounts to be paid no more than thirty (30) days after the Executive’s Date of Termination (unless required to be paid at an earlier time by law); and (ii) any vested benefits the Executive may have under any employee benefit plan of the Company through the Date of Termination, which vested benefits shall be paid and/or provided in accordance with the terms of such employee benefit plans (collectively, the “Accrued Benefits”).
(b)
Qualifying Termination Prior to A Change of Control. If the Executive incurs a Qualifying Termination during the Employment Period and prior to a Change of Control, then, in addition to the Accrued Benefits, and subject to the Executive signing a separation agreement containing, among other provisions, a general release of claims in favor of the Company and related persons and entities and a non-competition provision (as applicable), in a form and manner reasonably satisfactory to the Company (the “Separation Agreement and Release”) and the Separation Agreement and Release becoming fully effective, all within sixty (60) days of the Date of Termination (the “Release Period”):
(i)
the Company shall pay the Executive an amount equal to two hundred percent (200%) of the sum of (A) the Executive’s then effective Base Salary and (B) an amount equal to the Executive’s then effective Performance Bonus Target (the “Severance Amount”).
(ii)
the Company shall pay the Executive any accrued but unpaid Performance Bonus for the prior fiscal year then owed or fully earned by the Executive in accordance with Section 2(c)(ii) above (the “Earned Performance Bonus”).
(iii)
the Company shall pay the Executive a pro-rata portion of the Performance Bonus based upon actual achievement of the performance metrics for the fiscal year in which the Date of Termination occurs (calculated by dividing the number of full months of the applicable fiscal year through the Date of Termination by twelve (12), and multiplying this fraction by the Executive’s then effective Performance Bonus Target) (the “Pro-Rata Bonus”).
(iv)
the COBRA eligible health care insurance benefits (e.g., health, dental) being provided by the Company to the Executive on the Date of Termination shall continue in place at the same cost to the Executive as applied to “active” participants on the Date of Termination for a period equal to the lesser of (i) the COBRA Benefit Period, (ii) twenty-four (24) months, or (iii) the period from the Date of Termination until the date that the Executive first becomes eligible for Medicare or for any medical, vision or dental coverage under a plan maintained by another employer of the Executive or the Executive’s spouse (“Health Care Continuation Benefit”). The “COBRA Benefit Period” means the period of time after such termination during which COBRA benefits are available to the Executive as of the Date of Termination as set forth in the Company’s health care plan. The Executive shall be responsible for applying for the COBRA eligible health care insurance benefit, paying for the same and submitting evidence of such premium costs to the Company for reimbursement during the COBRA Benefit Period. The Company shall reimburse the Executive for the employer’s portion of such premiums (as applicable to the active rate) within fifteen (15) days of receipt of evidence of the payment of the premium costs to the Company (“Premium Reimbursement Payments”). Notwithstanding the foregoing, if the Company determines, in its sole discretion, that such reimbursement of the premiums would result in a violation of the nondiscrimination rules of Section 105(h)(2) of the Code or any statute or regulation of similar effect (including but not limited to the

2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then in lieu of reimbursing the premiums, the Company, in its sole discretion, may elect to instead pay the Executive on the first day of each month of such period, a fully taxable cash payment equal to the premiums for that month, subject to applicable tax withholdings (such amount, the “Special Severance Payment”), for the remainder of such period. The Executive may, but is not obligated to, use such Special Severance Payment toward the cost of premiums.
(v)
if the Executive requests, the Company shall pay (“Outplacement Payments”) for an outplacement service (to be selected by the Company) for services rendered in assisting the Executive in locating another job, for a period of six (6) months following the Date of Termination or until the Executive begins working for another employer, whichever occurs first (“Outplacement Services”). These Outplacement Payments, which the Company shall make directly to the vendor providing Outplacement Services, are contingent upon the Executive’s cooperation with the outplacement service and upon active efforts by the Executive to locate another position.
(vi)
Notwithstanding anything to the contrary in any then outstanding stock option agreement or other equity award agreement (unless otherwise specifically stated in any equity award agreement that provides for vesting based wholly or in part upon the achievement of performance objectives), (a) the vesting of all unvested stock options and other equity awards outstanding and held by the Executive shall immediately accelerate and become fully vested and exercisable as of the Date of Termination, and (b) subject to any permitted action by the Board upon a Change of Control or other merger, sale, dissolution or liquidation of the Company under Company’s applicable equity plan to terminate the stock options or other equity awards, all vested stock options held by the Executive shall be exercisable for two (2) years from the Date of Termination (but, for purposes of clarity, not later than the latest date under which the applicable stock option could have expired in accordance with its original terms under any circumstances).
(c)
Timing and Form of Severance Payments. The benefits provided to Executive under Sections 4(b)(i), (ii), (iii), (iv), and (v) shall be paid in the form and at the time specified below:
(i)
The Severance Amount shall be paid in substantially equal installments in accordance with the Company’s payroll practice over twenty-four (24) months commencing within sixty (60) days after the Date of Termination; provided, however, that if the sixty (60) day period begins in one calendar year and ends in a second calendar year, the Severance Amount shall begin to be paid in the second calendar year by the last day of such sixty (60) day period; provided, further, that the initial payment shall include a catch-up payment to cover amounts retroactive to the day immediately following the Date of Termination. Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2).
(ii)
Earned Performance Bonus shall be paid in a lump sum within sixty (60) days after the Date of Termination; provided, however, that if the sixty (60) day period begins in one calendar year and ends in a second calendar year, the Earned Performance Bonus shall be paid in the second calendar year by the last day of such sixty (60) day period.
(iii)
The Pro-Rata Bonus shall be paid when the annual performance bonus would have been otherwise paid if Executive had continued the Executive’s employment through the applicable performance period.
(iv)
Health Care Continuation Benefit shall commence immediately upon the Executive’s Date of Termination and the Executive shall immediately become eligible for Reimbursement Payments in accordance with Section 4(b)(iii), provided however if an executed Separation Agreement and Release has not become fully effective within Release Period, the Company shall immediately cease making Premium Reimbursement Payments (or, if applicable, Special Severance Payments) and the Executive shall be obligated to promptly repay to the Company any previously received Premium Reimbursement Payments (or, if applicable, any Special Severance Payments).
(v)
Outplacement Services shall commence immediately upon the Executive’s Date of Termination, provided however if an executed Separation Agreement and Release has not become fully effective within the Release Period, Outplacement Services shall immediately cease and the Executive shall be obligated to promptly repay to the Company any previously made Outplacement Payments.
(d)
Rights to Severance. The receipt of any severance payments or benefits pursuant to Section 4(b) shall be subject to the Executive’s submission to the Company of an executed Separation Agreement and Release that becomes fully effective within the Release Period and the Executive’s continued compliance with the covenants in Sections 7, 8, and 9 herein, so long as the Company provides the form of Severance Agreement to the Executive no less than twenty-one (21) days prior to the end of the Release Period. In the event the Executive materially breaches any of the provisions set forth in Sections 7, 8 or 9 herein or the Separation Agreement and Release, and does not cure said breach(es) within thirty (30) days of receiving detailed written notice describing the alleged breach(es), in addition to all other legal and equitable remedies, the Company shall have the right to terminate or suspend all continuing payments and benefits to which the Executive may otherwise be entitled pursuant to Section 4 without affecting the effectiveness of the Executive’s release or the Executive’s obligations under the Separation Agreement and Release.
(e)
Other Termination Events. Except as otherwise provided in this Section 4(e), the Executive hereby agrees that no severance payments or benefits under Section 4(b) shall be payable or provided upon termination of the Executive’s employment with the Company (i) by the Company for Cause; (ii) by the Executive without Good Reason; (iii) as a result of the Executive’s death or Permanent Disability; or (iv) as a result of non-renewal of the Employment Period by either the Executive or the Company pursuant to Section 2(a), and the Executive hereby waives any claim for such severance payment or benefits except for the Accrued Benefits. Notwithstanding the foregoing, in the event that, on or after the third anniversary of the Effective Date, this Agreement expires due to non-renewal by either Party or the Executive terminates his employment without Good Reason, in either case when no circumstances exist that would constitute grounds for termination of the Executive’s employment by the Company for Cause, then, in addition to the Accrued Benefits, and subject to the Executive’s timely execution and non-revocation of a Separation Agreement and Release: (i) the Company shall pay the Executive the Earned Performance Bonus (if any) in accordance with Section 4(b)(ii) and the Pro-Rata Bonus (if any) in accordance with Section 4(b)(iii), (ii) the Executive’s outstanding unvested stock options and other equity awards shall not be forfeited upon such termination, and instead shall continue to become vested and exercisable (as applicable) following such termination on the regularly scheduled vesting dates of the applicable awards (and subject to the achievement of any applicable performance objectives as determined following the end of any applicable performance period), notwithstanding such termination of the Executive’s employment, and (iii) all vested stock options held by the Executive shall be exercisable for five (5) years after the later of (A) the Date of Termination or (B) the date that such stock option became vested and exercisable pursuant to this Section 4(e) (but, for purposes of clarity, in no event later than the latest date under which the applicable stock option could have expired in accordance with its original terms under any circumstances).
5.
Compensation on Termination after a Change of Control. The provisions of this Section 5 shall apply in lieu of, and expressly supersede, other than with respect to the requirement for the Executive’s submission to the Company of an executed Separation Agreement and Release that becomes fully effective within the Release Period as described in Section 4(d), the provisions of Section 4(b) regarding severance payments and benefits upon a Qualifying Termination, if a Qualifying Termination occurs within twenty-four (24) months after the occurrence of a Change of Control (“COC Qualifying Termination”). This Section 5 shall terminate and be of no force or effect beginning twenty-four (24) months after the occurrence of a Change of Control.
(a)
Qualifying Termination after a Change of Control. During the Employment Period, if the Executive incurs a COC Qualifying Termination, then in addition to the Accrued Benefits, and subject to the signing of the Separation Agreement and

Release by the Executive and the Separation Agreement and Release becoming irrevocable within the Release Period:
(i)
the Company shall pay the Executive an amount equal to two hundred percent (200%) of the sum of (A) the Executive’s then effective Base Salary and (B) the Executive’s then effective Performance Bonus Target (“COC Severance Amount”).
(ii)
the Company shall pay the Executive any accrued but unpaid Performance Bonus for the prior fiscal year then owed or fully earned by the Executive in accordance with Section 2(c)(ii) above (“COC Earned Performance Bonus”).
(iii)
the Company shall pay the Executive the Pro-Rata Bonus.
(iv)
the COBRA eligible health care insurance benefits (e.g., health, dental) being provided by the Company to the Executive on the Date of Termination shall continue in place at the same cost to the Executive as applied to “active” participants on the Date of Termination for a period equal to the lesser of (i) the COBRA Benefit Period, (ii) twenty-four (24) months, or (iii) the period from the Date of Termination until the date that the Executive first becomes eligible for Medicare or for any medical, vision or dental coverage under a plan maintained by another employer of the Executive or the Executive’s spouse (“COC Health Care Continuation Benefits”). The Executive shall be responsible for applying for the COBRA eligible health care insurance benefit, paying for the same and submitting evidence of such premium costs to the Company for reimbursement during the COBRA Benefit Period. The Company shall reimburse the Executive for the employer’s portion of such premiums (as applicable to the active rate) within fifteen (15) days of receipt of evidence of the payment of the premium costs to the Company (“COC Premium Reimbursement Payments”). Notwithstanding the foregoing, if the Company determines, in its sole discretion, that such reimbursement of the premiums would result in a violation of the nondiscrimination rules of Section 105(h)(2) of the Code or any statute or regulation of similar effect (including but not limited to the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then in lieu of reimbursing the premiums, the Company, in its sole discretion, may elect to instead pay the Executive on the first day of each month of such period a fully taxable cash payment equal to the premiums for that month, subject to applicable tax withholdings (such amount, the “COC Special Severance Payment”), for the remainder of such period. The Executive may, but is not obligated to, use such Special Severance Payment toward the cost of premiums.
(v)
if the Executive wishes, the Company shall pay for an outplacement service (“COC Outplacement Payments”) (to be selected by the Company) for services rendered in assisting the Executive in locating another job, for a period of six (6) months following the Date of Termination or until the Executive begins working for another employer, whichever occurs first (“COC Outplacement Services”). These COC Outplacement Payments, which the Company shall make directly to the vendor providing the COC Outplacement Services, are contingent upon the Executive’s cooperation with the outplacement service and upon active efforts by the Executive to locate another position.
(vi)
COC Severance Amount shall be payable in a lump sum within sixty (60) days after the Date of Termination; provided, however, that if the sixty (60) day period begins in one calendar year and ends in a second calendar year, such payment shall be paid or commence to be paid in the second calendar year by the last day of such sixty (60) day period. Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2).
(vii)
COC Earned Performance Bonus shall be paid in a lump sum within sixty (60) days after the Date of Termination; provided, however, that if the sixty (60) day period begins in one calendar year and ends in a second calendar year, the Earned Performance Bonus shall be paid in the second calendar year by the last day of such sixty (60) day period.
(viii)
The Pro-Rata Bonus shall be paid when the annual performance would have been paid if Executive had continued the Executive’s employment through the payment date.
(ix)
COC Health Care Continuation Benefit shall commence immediately upon the Executive’s Date of Termination and the Executive shall immediately become eligible for Reimbursement Payments in accordance with Section 5(a)(iv), provided however if an executed Separation Agreement and Release has not become fully effective within the COC Release Period, the Company shall immediately cease making COC Premium Reimbursement Payments (or, if applicable, any COC Special Severance Payments) and the Executive shall be obligated to promptly repay to the Company any previously received COC Premium Reimbursement Payments (or, if applicable, any COC Special Severance Payments).
(x)
COC Outplacement Services shall commence immediately upon the Executive’s Date of Termination, provided however if an executed Separation Agreement and Release has not become fully effective within the COC Release Period, COC Outplacement Services shall immediately cease and the Executive shall be obligated to promptly repay to the Company any previously made COC Outplacement Payments.
(xi)
Notwithstanding anything to the contrary in any then outstanding stock option agreement or other equity award agreement (unless otherwise specifically stated in any equity award agreement that provides for vesting based wholly or in part upon the achievement of performance objectives), the vesting of all stock options and other equity awards outstanding and held by the Executive shall immediately accelerate and become fully vested and exercisable as of the Date of Termination, and subject to any permitted action by the Board upon a Change of Control pursuant to the Company’s applicable equity plan to terminate the stock options or other equity awards upon a Change of Control, all vested stock options shall be exercisable for two (2) years from the Date of Termination (but, for purposes of clarity, not later than the latest date under which the applicable stock option could have expired in accordance with its original terms under any circumstances).
(b)
Rights to Severance. The receipt of any severance payments or benefits in Section 5 is subject to the Executive’s compliance with the provisions of Section 4(d) above.
(c)
Other Termination Events. Except as otherwise provided in Section 4(e) of this Agreement, the Executive hereby agrees that no severance payments or benefits under Section 5(a) shall be payable or provided upon termination of the Executive’s employment with the Company (i) by the Company for Cause; (ii) by the Executive without Good Reason; (iii) as a result of the Executive’s death or Permanent Disability; or (iv) as a result of non-renewal of the Employment Period by either the Executive or the Company pursuant to Section 2(a), and the Executive hereby waives any claim for such severance payments or benefits except for the Accrued Benefits.
(d)
Parachute Payments. If Independent Tax Counsel (as that term is defined below) determines that the aggregate payments and benefits provided or to be provided to the Executive pursuant to this Agreement, and any other payments and benefits provided or to be provided to the Executive from the Company or any of its subsidiaries or other affiliates or any successors thereto constitute “parachute payments” as defined in Section 280G of the Code (“Parachute Payments”) that would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then, except as otherwise provided in the next sentence, such Parachute Payments shall be reduced to the extent the Independent Tax Counsel shall determine is necessary (but not below zero) so that no portion thereof shall be subject to the Excise Tax. If Independent Tax Counsel determines that the Executive would receive in the aggregate greater payments and benefits on an after tax basis if the Parachute Payments were not reduced pursuant to this Section 5(f), then no such reduction shall be made. The determination of which payments or benefits shall be reduced to avoid the Excise Tax shall be made by the Independent Tax Counsel, provided that the Independent Tax Counsel shall reduce or eliminate, as the case may be, payments or benefits in the following order (1) cash payments not subject to Section 409A of the Code; (2) cash payments subject to Section 409A of the Code; (3) equity-based payments and acceleration; and (4) non-cash forms of benefits. To the extent any payment is to be made over time (e.g., in installments, etc.), then the payments shall be reduced in reverse chronological order. The determination of the Independent Tax Counsel under this Section 5(f) shall be final and binding on all parties hereto. For purposes of this Section 5(f), “Independent Tax Counsel” shall mean a lawyer, a certified public accountant with a nationally recognized accounting firm, or a compensation consultant with a nationally recognized actuarial and benefits consulting firm with expertise in the area of executive compensation tax law, who shall be selected by the Board, and whose fees and disbursements shall be paid by the Company. The Executive shall have the right, at the Executive’s own expense, to retain Independent Tax Counsel to rebut any decision made by the Company’s Independent Tax Counsel, who may consider such rebuttal before making its final and binding determination.
6.
Tax, Insurance and Indemnity.
(a)
Insurance and Indemnity. In no event shall the termination of the Executive’s employment by the Company or any such termination by the Executive pursuant to this Agreement release any claim by the Executive for indemnification that he is otherwise entitled to under any director or officer’s insurance policy or any articles, bylaws or other foundation documents of the Company. The Executive shall be entitled to the protections set forth the Company’s Bylaws (as may be amended and restated from time to time) with respect to Indemnification of Directors. Without limiting the foregoing, the Company shall provide Executive with reasonable director’s and officer’s insurance coverage that is at least as favorable as the coverage in existence on the date of this Agreement (the “Existing D&O Coverage”); provided, however, that in no event shall the Company be obligated to maintain director’s and officer’s insurance coverage to the extent that premiums thereunder exceed two hundred percent (200%) of the premiums payable by the Company under the Existing D&O Coverage on the date hereof (the “Threshold”); provided, further, that to the extent such premiums exceed the foregoing Threshold, the Company shall obtain director’s and officer’s insurance coverage on terms as similar as reasonably practicable to the terms of the Existing D&O Coverage without exceeding the Threshold. Such insurance coverage shall continue in effect during the Employment Period and after the Employment Period ends for a period of six (6) years thereafter. The cost of such coverage shall be paid by the Company. Notwithstanding anything to the contrary in this Agreement, upon the occurrence of a Change of Control, the obligations set forth in this section shall terminate, provided that the Company shall (i) secure “tail insurance” with respect to the Existing D&O Coverage on reasonable terms and conditions of coverage, and (ii) require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company to honor any indemnification obligations that the Executive is otherwise entitled to under any articles, bylaws or other foundation documents of the Company in the same manner as the Company’s directors and officers immediately prior to such Change of Control.

(b)
409A.
(i)
Anything in this Agreement to the contrary notwithstanding, if at the time of the Executive’s separation from service within the meaning of Section 409A of the Code, the Company determines that the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Executive becomes entitled to under this Agreement on account of the Executive’s separation from service would be considered deferred compensation otherwise subject to the twenty percent (20%) additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six (6) months and one (1) day after the Executive’s separation from service, or (B) the Executive’s death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with its original schedule.
(ii)
All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by the Executive during the time periods set forth in this Agreement. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one (1) taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses). Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.
(iii)
To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon the Executive’s termination of employment, then such payments or benefits shall be payable only upon the Executive’s “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).
(iv)
The parties intend that this Agreement shall be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the

Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2). The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.
(v)
The Company makes no representation or warranty and shall have no liability to the Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.
7.
Confidentiality.
(a)
Definition of Confidential Information. “Confidential Information” shall mean: trade secrets and confidential and proprietary information of the Company, or any information provided to the Executive or the Company under an obligation of confidentiality to a third party, or any confidential, trade secret, or proprietary information acquired by the Company from others with whom the Company or any affiliate has a business relationship, whether in written, oral, electronic or other form, including, but not limited to: (i) trade secrets, inventions, mask works, ideas, processes, algorithms, formulae, software in source or object code, data programs, other works of authorship, know-how, improvements, technology direction, product or technology development methodology, technology assessment, experimental procedures, results, process development, product plans, development plans, testing procedures, quality control and testing processes, discoveries, developments, designs and techniques, any other proprietary technology and all Inventions (as defined in Section 9); (ii) information regarding research, development, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, margins, discounts, credit terms, pricing and billing policies, quoting procedures, methods of obtaining business, forecasts, future plans and potential strategies, financial projections and business strategies, operational plans, financing and capital-raising plans, activities and agreements, internal services and operational manuals, methods of conducting Company business, suppliers and supplier information, sales techniques and strategies, training methods and materials, and purchasing; (iii) information regarding customers and potential customers of the Company, including customer lists, names, representatives, their needs or desires with respect to the types of products or services offered by the Company, proposals, bids, contracts and their contents and parties, the type and quantity of products and services provided or sought to be provided to customers and potential customers of Company and other non-public information relating to customers and potential customers; (iv) information regarding any of the Company’s business partners and its services, including names, representatives, proposals, bids, contracts and their contents and parties, the type and quantity of products and services received by the Company, and other non-public information relating to business partners; (v) information regarding personnel, employee lists, compensation, and employee skills; (vi) any other non-public information which a competitor of the Company could use to the competitive disadvantage of the Company; and (vii) any other scientific, technical or trade secrets of the Company or of any third party provided to the Executive or the Company under a condition of confidentiality, provided that Confidential Information shall not include information that was known to the Executive prior to joining the Company, general industry knowledge, or is in the public domain other than through any fault or act by the Executive.
(b)
Protection and Non-Disclosure of Confidential Information. The Executive expressly acknowledges and agrees that all Confidential Information is and shall remain the sole property of the Company or the third party to whom the Company owes an obligation of confidentiality and that the Executive shall hold it in strictest confidence. The Executive shall at all times, both during the Executive’s employment with the Company and after the termination of the Executive’s employment for any reason or for no reason, maintain in confidence and shall not, without the prior written consent of the Company, use (except in the course of performance of the Executive’s duties for the Company or by court order), disclose, or give to others any Confidential Information. The terms of this Section 7 are in addition to, and not in lieu of, any statutory or other contractual or legal obligation that the Executive may have relating to the protection of the Company’s Confidential Information. The terms of this Section 7 shall survive indefinitely any termination of the Executive’s employment with the Company for any reason or for no reason.
(c)
Notification to Company. In the event the Executive is questioned by anyone not employed by the Company or by an employee of or a consultant to the Company not authorized to receive Confidential Information, in regard to any Confidential Information or concerning any fact or circumstance relating thereto, the Executive agrees to promptly notify the Company’s Chief Legal Officer and General Counsel.
(d)
Return of Confidential Information. Upon the termination of the Executive’s employment with the Company for any reason or for no reason, or if the Company otherwise requests at any other time before such termination, the Executive shall: (i) return to the Company all tangible Confidential Information and copies thereof (regardless how such Confidential Information or copies are maintained); and (ii) deliver to the Company any property of the Company which may be in the Executive’s possession, including, but not limited to, products, materials, memoranda, notes, records, reports, or other documents or photocopies of the same. The Executive agrees that, when the Executive leaves the employ of the Company, or at any time the Company may request, the Executive shall deliver to the Company any and all Company equipment provided to the Executive including laptops and other electronic devices, as well as drawings, notes, memoranda, specifications, devices, formulas, and any other documents pertaining to the Company and/or the Company’s business, including, but not limited to, computer files, together with all copies thereof, and any other material containing or disclosing any Confidential Information as defined in Section 7(a) above (collectively, “such Documents”). The above shall include any and all such Documents contained on, for example, a home computer system, tablet or smart phone. The Executive further agrees not to retrieve or retain in any way any such Documents, and the Executive shall, for example, first return such Documents to the Chief Legal Officer and General Counsel and then consult with the Company’s Chief Legal Officer and General Counsel regarding the removal and deletion of such Documents from any home computer system, personal electronic device, or other personal property and act in accordance with their instructions. The Executive expressly authorizes the Company’s designated representatives to access such equipment or devices for this limited purpose and shall provide any passwords or access codes necessary to accomplish this task. The Executive further agrees that any property situated on the Company’s premises and/or owned by the Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice.
(e)
Notice Pursuant to Defend Trade Secrets Act. Notwithstanding any provision of this Agreement prohibiting the disclosure of Inventions or other Confidential Information, the Executive understands that they may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a Company trade secret that: (i) is made (A) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, if the Executive files a lawsuit or other court proceeding against the Company for retaliating against them for reporting a suspected violation of law, the Executive may disclose the Company trade secret to the attorney representing them and use the Company trade secret in the court proceeding, if the Executive files any document containing the Company trade secret under seal and do not disclose the trade secret, except pursuant to court order.
(f)
Certain Protected Activity. Nothing in this Agreement shall prohibit the Executive from reporting possible violations of federal, state or local law or regulation to any governmental agency or entity, or from making other disclosures that are protected under the whistleblower provisions of federal, state or local law or regulation, or from receiving any whistleblower award for any such information provided to any government agency. The Executive does not need the prior authorization of the Company to make any such reports or disclosures, and the Executive is not required to notify the Company that the Executive has made such reports or disclosures.

8.
Non-Competition and Non-Solicitation.
(a)
Interests to be Protected. The Company and the Executive acknowledge that Executive shall perform essential services for the Company, its employees, and/or its stockholders during the Employment Period. The Executive shall be exposed to, have access to, and work with, a considerable amount of Confidential Information. The Company and the Executive also expressly recognize and acknowledge that the personnel of the Company have been trained by, and are valuable to, the Company and that the Company shall incur substantial recruiting and training expenses if the Company must hire new personnel or retrain existing personnel to fill vacancies. The Company and the Executive expressly recognize that it could seriously impair internal and external goodwill and diminish the value of Company’s business should the Executive unfairly compete with the Company in any manner whatsoever. The Company and the Executive acknowledge this covenant is reasonable and it is necessary for the protection of the Company, its stockholders, and employees. For these and other reasons, and the fact that there are many other employment opportunities available to the Executive if the Executive’s employment is terminated, the Company and the Executive are in full and complete agreement that the covenants in this Section 8 are fair and reasonable and are entered into freely, voluntarily, and knowingly.
(b)
Non-Competition and Non-Solicitation Definitions.
(i)
Non-Competition Period. “Non-Competition Period” shall mean the period commencing on the Effective Date and continuing until one (1) year from the date on which the Executive’s employment with the Company terminates for Cause, or the Executive resigns for any reason or no reason, including Good Reason, or because of a non-renewal of the Employment Period by the Executive pursuant to Section 2(a). If the Executive breaches a fiduciary duty to the Company or takes any property belonging to or in the custody of the Company, physically or electronically, the Non-Competition Period shall be extended to two (2) years from the date on which the Executive’s employment with the Company terminates. In the case of such an extension, the Company shall not increase the Special Consideration (as defined below).
(ii)
Non-Solicitation Period. “Non-Solicitation Period” shall mean the period commencing on the Effective Date and continuing until two (2) years from the date on which the Executive’s employment with the Company terminates for any reason or no reason.
(iii)
Geographic Reach. “Geographic Reach” shall mean the geographic area in which the Executive provided services or had a material presence or influence within the last two (2) years of the Executive’s employment by the Company.

(iv)
Competitive Business. “Competitive Business” shall mean the research, development, manufacturing, commercialization, marketing, sales, distribution of products, services and technologies involving aerogels.
(v)
Competitive Services. “Competitive Services” shall mean those activities or services which the Executive provided regardless of job title, at any time within the last two (2) years of the Executive’s employment by the Company.
(vi)
Customer or Potential Customer. “Customer or Potential Customer” shall mean any person or entity who or which, at any time during the one year period prior to the Executive’s contact with such person or entity, if such contact occurs during the Executive’s employment or, if such contact occurs following the termination of the Executive’s employment, during the one year period prior to the date the Executive’s employment with the Company ends: (A) contracted for, was billed for, or received from the Company any product, service, or process with which the Executive worked directly or indirectly during the Executive’s employment by the Company or about which the Executive acquired Confidential Information; or (B) was in contact with the Executive or in contact with any other employee, owner, or agent of the Company, of which contact the Executive was or should have been aware, concerning the sale or purchase of, or contract for, any product, service, or process with which the Executive worked directly or indirectly during the Executive’s employment with the Company or about which the Executive acquired Confidential Information; or (C) was solicited by the Company in an effort in which the Executive was involved or of which the Executive was aware.
(c)
Covenant Not-To-Compete. During the Non-Competition Period, within the Geographic Reach, and without the prior written consent of the Company (which consent the Company may grant or withhold in its sole discretion) the Executive shall not engage in any Competitive Services through or on behalf of the Executive, a third party or another person or entity engaged in a Competitive Business (the “Covenant Not-to-Compete”), unless the Company, at its sole discretion and option, chooses not to enforce the Covenant Not-to-Compete by informing the Executive in writing of its election at the time of or prior to the Date of Termination. For the avoidance of doubt, the Covenant Not-to-Compete shall not apply if the Executive has been terminated without Cause or in the event of non-renewal of the Employment Period by the Company pursuant to Section 2(a), provided that, in order for the Executive to be eligible for severance payments and benefits as described in Section 4 or 5 of this Agreement (as applicable), the Executive shall agree to a non-competition covenant as a term of the Separation Agreement and Release in a form substantially similar to the Covenant Not-to-Compete contained in this Section 8.
(d)
Fair and Reasonable Consideration. The Executive acknowledges and agrees that the Covenant Not-to-Compete is supported by fair and reasonable consideration independent of, and in addition to, the Executive’s continued employment by the Company and the Special Consideration (as defined below). Without limiting the foregoing, the Executive acknowledges and agrees that the Executive’s receipt of a lump sum payment in the amount of $500.00 (the “Consideration Payment”), constitutes fair and reasonable consideration to support the Executive’s Covenant Not-to-Compete. The Consideration Payment shall be paid to the Executive on the Company’s next regularly scheduled payroll date following the Effective Date, subject to customary withholding.
(e)
Special Consideration. As consideration for the Covenant Not-To-Compete, if the Company wishes to enforce this Covenant Not-To-Compete, then Company shall pay the Executive, and the Executive agrees to accept, a payment of fifty percent (50%) of the Executive’s highest annualized base salary over the two years prior to the Date of Termination in substantially equal installments in accordance with the Company’s general payroll practices and subject to customary withholding during the Non-Competition Period (the “Special Consideration”), provided that in the event the Executive is eligible for severance payments or benefits as described in Section 4 or 5 herein (as applicable), such severance payments and benefits shall instead be considered the Special Consideration defined herein. The Special Consideration shall not include any other form of compensation, including but not limited to, commissions, bonuses, equity, reimbursement of expenses, travel discounts or other fringe benefits. In the event that the Company waives the Covenant Not-to-Compete pursuant to Section 8(c), the Executive shall not be entitled to the Special Consideration. Notwithstanding the foregoing, if the Company waives the Covenant Not-to-Compete, the Executive may be eligible to receive severance payments and benefits pursuant to the terms of Section 4 or 5 of this Agreement, as applicable, provided that the Separation Agreement and Release shall not contain a non-competition covenant.
(f)
Covenant Not-to-Solicit. During the Non-Solicitation Period, the Executive agrees that they shall not, directly or indirectly, for the Executive’s own account or on behalf of any other person or entity, (i) solicit, call upon or accept business from, any Customer or Potential Customer; or (ii) interfere with the business relationship between any Customer or Potential Customer and the Company; or (iii) solicit, induce, persuade or hire, or attempt to solicit, induce, persuade or hire, or assist any third party in the solicitation, inducement, persuasion or hiring of, any employee of the Company who worked for the Company during the Executive’s tenure with the Company, to leave the employ of the Company (the “Covenant Not-to-Solicit”). Executive acknowledges and agrees that the Non-Solicitation Period shall be tolled and shall not run, during any period in which the Executive is in violation of the terms herein.
(g)
Acknowledgement; Opportunity to Review. The Executive acknowledges and agrees that (i) the Executive has read and understands this Section 8 and agrees to it knowingly and voluntarily; (ii) the Executive has been given a reasonable opportunity to consider the terms of this Section 8, and to consult with an attorney of the Executive’s choosing, prior to executing this Agreement; and (iii) with respect to the Covenant Not-to-Compete only, the Executive has been provided with notice of the Covenant Not-to-Compete for the Executive’s consideration ten (10) business days before the Covenant Not-to-Compete becomes effective.
9.
Inventions.
(a)
Property of the Company. All ideas, discoveries, creations, manuscripts and properties, innovations, improvements, know‑how, inventions, designs, developments, apparatus, techniques, methods, laboratory notebooks, formulae, data, protocols, writings, specifications, sound recordings, and pictorial and graphical representations; the exclusive legal right to reproduce, perform, display, distribute and make derivative works of a work of authorship (“Copyright”); and all paternity, integrity, disclosure, modification, withdrawal, special and any other similar rights recognized by the laws of any jurisdiction or country as “moral rights,” “artist’s rights,” “droit moral,” or the like (collectively, “Moral Rights”) (collectively, the “Inventions”), which may be used in the business of the Company, whether patentable, copyrightable or not, which the Executive may conceive, reduce to practice or develop during the Executive’s employment with the Company, whether alone or in conjunction with another or others, whether during or out of regular business hours, whether or not on the Company’s premises or with the use of its equipment, and whether at the request or upon the suggestion of the Company or otherwise, shall be and are the sole and exclusive property of the Company, and that the Executive shall not publish any of the Inventions without the prior written consent of the Company or its designee. The Executive acknowledges and agrees that any Inventions conceived or made by the Executive, alone or with others, within two (2) years following termination of the Executive’s employment are likely to have been conceived in significant part while employed by the Company; accordingly, the Executive agrees that such Inventions shall be presumed to have been conceived during the Executive’s employment with the Company until the Executive has established the contrary by clear and convincing evidence, and that such Inventions are subject to the terms and conditions of this Section 9. The Executive also acknowledges that all original works of authorship which are made by the Executive (solely or jointly with others) within the scope of the Executive’s employment or which relate to the business of the Company or a Company affiliate and which are protectable by copyright are “works made for hire” pursuant to the United States Copyright Act (17 U.S.C. § 101). The Executive hereby assigns to the Company or its designee all of the Executive’s right, title and interest in and to all of the foregoing. The Executive further represents that, to the best of the Executive’s knowledge and belief, none of the Inventions shall violate or infringe upon any right, patent, copyright, trademark or right of privacy, or constitute libel or slander against or violate any other rights of any person, firm or corporation, and that the Executive shall use the Executive’s best efforts to prevent any such violation.

(b)
Cooperation; Power of Attorney. At any time during or after the Executive’s employment with the Company, the Executive shall fully cooperate with the Company and its attorneys and agents in securing and protecting the Company’s rights to Inventions, including but not limited to the preparation and filing of all papers and other documents as may be required to perfect the Company’s rights in and to any of such Inventions, and joining in any proceeding to obtain letters patent, copyrights, trademarks or other legal rights with respect to any such Inventions in the United States and in any and all other countries, provided that the Company shall bear the expense of such proceedings, and that any patent or other legal right so issued to the Executive personally shall be assigned by the Executive to the Company or its designee without charge by the Executive. If the Company is unable, after reasonable effort, to secure the Executive’s signature on any such papers and/or other documents, the Executive hereby irrevocably designates and appoints each officer of the Company as the Executive’s agent and attorney-in-fact to execute any such papers on the Executive’s behalf, and to take any and all actions as the Company may deem necessary or desirable in order to protect its rights and interests in any Invention.
(c)
Licensing and Use of Innovations. With respect to any Inventions, and work of any similar nature (from any source), whenever created, which the Executive has not conceived, reduced to practice or developed during the Executive’s employment with the Company, but which the Executive provides to the Company or incorporates in any Company product or system, the Executive hereby grants to the Company a royalty-free, fully paid-up, non-exclusive, perpetual and irrevocable license throughout the world to use, modify, create derivative works from, disclose, publish, translate, reproduce, deliver, perform, sell, license, dispose of, and to authorize others so to do, all such Inventions. The Executive shall not include in any Inventions they deliver to the Company or use on its behalf, without the prior written consent of the Company, any material which is or shall be patented, copyrighted or trademarked by the Executive or others unless the Executive provides the Company with the written permission of the holder of any patent, copyright or trademark owner for the Company to use such material in a manner consistent with then-current Company policy.
(d)
Disclosure of Inventions. Promptly upon conception of each Invention, the Executive agrees to disclose the same to the Company and the Company shall have full power and authority to file and prosecute patent applications thereon and to procure and maintain patents thereon. The Executive agrees that such Inventions shall remain subject to all provisions of this Agreement, including but not limited to the ownership, cooperation and licensing provisions described in this Section 9. The Executive acknowledges that the Executive’s obligation to disclose such information is ongoing during the Executive’s employment with the Company, and that after the Executive executes this Agreement, if the Executive determines that any additional Inventions in which the Executive claims or intends to claim any right, title or interest (including but not limited to patent, copyright and trademark interest) has been or is likely to be delivered to the Company or incorporated in any company product or system, the Executive shall make immediate written disclosure of the same to the Company.
(e)
Prior Inventions. Listed on Exhibit A to this Agreement are any and all Inventions, that may relate to the business of the Company or actual or demonstrably anticipated research or development and that were made by the Executive or acquired by the Executive prior to the commencement of the Executive’s employment with the Company, and which are not to be assigned to the Company (“Prior Inventions”). If no such list is attached, the Executive represents and agrees that it is because the Executive has no rights in any existing Inventions that may relate to the Company’s business or actual or demonstrably anticipated research or development. The Executive acknowledges and agrees that if the Executive uses or includes any Prior Inventions in the scope of the Executive’s employment or in any product or service in the Company, or if the Executive’s rights in any Prior Inventions may block or interfere with, or may otherwise be required for, the exercise by the Company of any rights assigned to the Company under this Agreement, the Executive shall immediately notify the Company in writing. Unless the Company and the Executive agree otherwise in writing as to particular Prior Inventions, the Executive grants the Company, in such circumstances (whether or not the Executive gives the Company notice as required above), a non-exclusive, perpetual, transferrable, fully-paid and royalty free, irrevocable and worldwide license, with rights to sublicense through multiple levels of sublicensees, to reproduce, make derivative works of, distribute, publicly perform, and publicly display in any form or medium, whether now known or later developed, make, have made, use, sell, import, offer for sale, and exercise any and all present or future rights in, such Prior Inventions. To the extent that any third parties have rights in any such Prior Inventions, the Executive hereby represents and warrants that such third party or parties have validly and irrevocably granted the Executive the right to grant the license stated above.
(f)
Assignment/Transfer of Web Properties. The Executive agrees to transfer and assign (both during and after employment), and does hereby assign to the Company all rights, titles, and interests in and to any domain name or social media account (collectively called “Web Properties”) registered or owned by the Executive that: (1) was registered with the intent to be used by the Company; and/or (2) relates in any manner to, or is used to comment on, the actual or anticipated business of the Company; and/or (3) contains a registered or common law trademark of the Company.
(g)
Incorporation of Software Code. The Executive agrees that they shall not incorporate into any Company software or otherwise deliver to Company any software code licensed under the GNU General Public License or Lesser General Public License or any other license that, by its terms, requires or conditions the use or distribution of such code on the disclosure, licensing, or distribution of any source code owned or licensed by Company except in strict compliance with Company policies regarding the use of such software.

(h)
Exceptions to Assignments. The Executive understands that the provisions of this Agreement requiring assignment of Inventions to the Company do not apply to any Invention that the Executive had developed entirely on the Executive’s own time without using the Company’s equipment, supplies, facilities, trade secret information or Company Confidential Information (an “Other Invention”) except for those Other Inventions that: (i) relate to the Company’s business or actual or demonstrably anticipated research or development, or (ii) result from any work that the Executive performs for the Company. The Executive shall not incorporate, or permit to be incorporated, any Other Invention owned by them or in which the Executive has an interest into a Company product, process or service without the Company’s prior written consent. Notwithstanding the foregoing sentence, if, in the course of the Executive’s employment with the Company, the Executive incorporates into a Company product, process, or service an Other Invention owned by the Executive or in which the Executive has an interest, the Executive hereby grants to the Company a nonexclusive, royalty-free, fully paid-up, irrevocable, perpetual, transferable, sublicensable, worldwide license to reproduce, make derivative works of, distribute, perform, display, import, make, have made, modify, use, sell, offer to sell, and exploit in any other way such Other Invention, and to practice any method related thereto.
10.
Non-Disparagement. Executive agrees that during the Executive’s employment by the Company and at any time thereafter, the Executive shall not take any action or make any statement, verbally or in writing, or via social media which has the purpose or effect of disparaging the Company, or its directors, officers, employees or its products, provided that nothing in this Section shall restrict the Executive from making any disclosures mandated by state or federal law, from providing information or documents to a state or federal agency if requested by the agency to do so, or from participating in an investigation with a state or federal agency if requested by the agency to do so.
11.
Provisions Necessary and Reasonable; Change and Reaffirmation.
(a)
Reasonableness of Restrictions. The Executive acknowledges and agrees that the provisions of Sections 7, 8 and 9 of this Agreement are necessary and reasonable to protect the Company’s Confidential Information, property rights, trade secrets, goodwill and business interests. The Executive further acknowledges and agrees that the types of employment which are prohibited by Section 8 are narrow and reasonable in relation to the skills which represent the Executive’s principal salable asset both to the Company and to the Executive’s other prospective employers, and that the specific but broad temporal and geographical scope of Section 8 is reasonable and fair in light of the Company’s need to market its services and develop and sell its products in a large geographic area in order to maintain a sufficient customer base, and in light of the Executive’s material presence or influence in the Geographic Reach during the last two years of the Executive’s employment with the Company.
(b)
Change and Reaffirmation. The Executive understands, acknowledges and agrees that: (i) the Executive’s obligations under Sections 7, 8, 9 and 10 shall continue in accordance with their express terms regardless of any material changes in the Executive’s title, position, duties, salary, compensation or benefits or other terms and conditions of employment, including but not limited to any renewal of the Employment Period, and the Executive agrees to comply with such obligations; and (ii) if the Executive should transfer between or among any affiliates of the Company, wherever situated, or be promoted or reassigned to functions other than the Executive’s present functions, the terms of Section 7, 8, 9 and 10 shall continue to apply with full force, and the Executive agrees to comply with such terms. The Executive expressly consents to be bound by the provisions of Sections 7, 8, 9 and 10 for the benefit of the Company or any parent, subsidiary or affiliate to whose employ the Executive may be transferred, without the necessity that this Agreement be resigned at the time of such transfer.
12.
Representations and Warranties of the Executive. Executive hereby represents and warrants to the Company that:
(a)
the Company has advised the Executive that at no time should the Executive divulge to or use for the benefit of the Company any trade secret or confidential or proprietary information of any previous employer or other third party, and that the Executive has not divulged or used and shall not divulge or use any such information for the benefit of the Company. The Executive further agrees that if they have signed a confidentiality, non-competition or similar type of agreement with any former employer or other entity, the Executive shall comply with the terms of such agreement to the extent that its terms are lawful under applicable law, or otherwise disclose it to the Company.
(b)
after undertaking a careful search (including searches of the Executive’s computers, cell phones, electronic devices, and documents), the Executive has returned all property and confidential information belonging to all prior employers (and/or third parties the Executive performed services for in accordance with the terms of those applicable agreements);
(c)
the Executive shall indemnify and hold the Company harmless against loss, damage, liability or expense arising from any claim based upon circumstances alleged to be inconsistent with the representations and warranties in Sections 11(a)-(b) above;
(d)
the Executive has not been convicted within the last five (5) years of any felony or misdemeanor in connection with the offer, purchase, or sale of any security or any felony involving fraud or deceit, including, but not limited to, forgery, embezzlement, obtaining money under false pretenses, larceny, or conspiracy to defraud;
(e)
the Executive has not been and is not currently (i) the target of an internal complaint of discrimination or harassment at a prior employer that resulted in any adverse remedial action against the Executive; or (ii) subject to any actual or threatened judicial, administrative or arbitral actions, suits or proceedings (public or private)

by or before a court, government agency or arbiter, or before any arbitrator, mediator or other alternative dispute resolution provider, relating to discrimination or harassment in employment;
(f)
the Executive is not currently subject to any state administrative enforcement order or judgment entered by a state securities administrator within the last five (5) years and is not subject to any state’s administrative enforcement order or judgment in which fraud or deceit (including, but not limited to, making untrue statements of material facts and omitting to state material facts) was found in which the order or judgement was entered within the last five (5) years;
(g)
the Executive is legally authorized to work in the United States of America; and
(h)
This Agreement constitutes the legal, valid and binding obligations of the Executive, enforceable in accordance with its terms, and execution, delivery and performance of this Agreement by the Executive does not and shall not conflict with, violate or cause a breach of any agreement, contract or instrument to which the Executive is a party or any judgment, order or decree to which the Executive is subject.
13.
Representations and Warranties of the Company. The Company hereby represents and warrants to the Executive that:
(a)
The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has all requisite corporate power and authority to carry out the transactions contemplated by this Agreement.
(b)
The execution, delivery and performance of this Agreement has been duly authorized by the Company. This Agreement constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms. The execution and delivery by the Company of this Agreement, and the fulfillment of and compliance with the respective terms hereof by the Company, do not and shall not (i) conflict with or result in a breach of the terms, (ii) constitute a default under, (iii) result in the creation of any lien, security interest, charge or encumbrance upon the Company’s capital stock or assets pursuant to, (iv) give any third party the right to modify, terminate or accelerate any obligation under, (v) result in a violation of, or (vi) require any authorization, consent, approval, exemption or other action by or notice to any court or administrative or governmental body pursuant to, the charter or bylaws of the Company, or any law, statute, rule or regulation to which the Company is subject, or any agreement, instrument, order judgement or decree to which the Company is subject.
14.
Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when delivered personally, mailed by certified or registered mail, return receipt requested and postage prepaid, or sent via a nationally recognized overnight courier, or sent via electronic mail, or sent via facsimile to the recipient with a confirmation of receipt and accompanied by a certified or registered mailing. Such notices, demands and other communications shall be sent to the address indicated below:

To the Company:

Aspen Aerogels, Inc.

30 Forbes Road, Bldg B

Northborough, MA 01532

Telephone: (508) 691-1111

Facsimile: (508) 691-1200

Attention: Chief Legal Officer, General Counsel & Corporate Secretary

Email: gjohnson@aerogel.com

To the Executive:

The address (including email address) on file in the Company’s records.

15.
Miscellaneous.
(a)
Severability; Blue Pencil. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein. If the provisions contained in Sections 7, 8 or 9 of this Agreement are for any reason held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law at the time. The deletion of specific words and phrases (“blue penciling”) and giving effect to the reduced or blue-penciled form is allowed where permitted by applicable law.
(b)
Complete Agreement. This Agreement and the agreements referred to herein embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof. For the avoidance of doubt, this Agreement supersedes any Prior Agreement, including but not limited to any prior Employment Agreement, Amended and Restated Employment Agreement, and any previously executed Confidentiality and Non-Competition Agreement between the Executive and the Company.
(c)
Waiver of Jury trial. The parties to this Agreement each hereby waives, to the fullest extent permitted by law, any right to trial by jury of any claim, demand, action, or cause of action (i) arising under this Agreement or (ii) in any way connected with or related or incidental to the dealings of the parties hereto in respect of this Agreement or any of the transactions related hereto, in each case whether now existing or hereafter arising, and whether in contract, tort, equity, or otherwise. The parties to this Agreement each hereby agrees and consents that any such claim, demand, action, or cause of action shall be decided by court trial without a jury and that the parties to this Agreement may file an original counterpart or a copy of this Agreement with any court as written evidence of the consent of the parties hereto to the waiver of their right to trial by jury.
(d)
Counterparts; Electronic Transmission. This Agreement may be executed simultaneously in two or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same Agreement. This Agreement may also be executed and delivered by facsimile or other electronic transmission.
(e)
Successors and Assigns. The provisions hereof shall inure to the benefit of, and be binding upon and assignable to, successors of the Company by way of merger, consolidation or sale. The Executive may not assign or delegate to any third person the Executive’s obligations under this Agreement. The rights and benefits of the Executive under this Agreement are personal to him and no such right or benefit shall be subject to voluntary or involuntary alienation, assignment or transfer. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would have been required to perform it if no such succession had taken place. As used in this Agreement, “the Company” shall mean both the Company as defined above and any such successor that assumes and agrees to perform this Agreement, by operation of law or otherwise.
(f)
Governing Law. All issues concerning this Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without giving effect to any choice of law or conflict of law provision or rule (whether of the Commonwealth of Massachusetts or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the Commonwealth of Massachusetts.
(g)
Remedies; Injunctive Relief. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of the Agreement (including but not limited to Sections 7, 8 or 9), and that any party may in its sole discretion apply to any court of law or equity of competent jurisdiction (without posting any bond or deposit) for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions of this Agreement.
(h)
Amendment and Waiver. The provisions of this Agreement may be amended and waived only with the prior written consent of the Company and the Executive.

(i)
Certain Expenses. Subject to any restrictions that may be imposed under the Company’s Compensation Recoupment Policy, the Company agrees to pay, as incurred, to the fullest extent permitted by law, or indemnify the Executive if such payment is not legally permitted, for all legal fees and expenses that the Executive may in good faith incur as a result of any contest by the Company, the Executive or others of the validity or enforceability of or liability under, or otherwise involving, any provision of this Agreement; provided, however, that the Executive shall reimburse the Company for all such payments made by the Company in connection with a contest by the Company if a court of competent jurisdiction or an arbitrator shall find that the Executive did not act in good faith in connection with such contest. Further, the Company shall reimburse the Executive for reasonable legal fees incurred by the Executive in the negotiation and documentation of the amendment and restatement of this Agreement, with such reimbursement to be made within thirty (30) days after receipt by the Company of a written request from the Executive that is accompanied by supporting documentation reasonably satisfactory to the Company, which written request and documentation must be delivered to the Company no later than sixty (60) days after the Effective Date, and provided that the total amount of any such reimbursements shall be subject to a cap of $10,000, in the aggregate.
(j)
Withholding. All payments made by the Company to the Executive under this Agreement shall be net of any tax or other amounts required to be withheld by the Company under applicable law.
(k)
Litigation and Regulatory Cooperation. During and for a reasonable period of time after the Executive’s employment, the Executive shall cooperate fully with the Company in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company which relate to events or occurrences that transpired while the Executive was employed by the Company. The Executive’s full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. During and after the Executive’s employment, the Executive also shall reasonably cooperate with the Company in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while the Executive was employed by the Company. The Company shall reimburse the Executive for any reasonable out-of-pocket expenses incurred in connection with the Executive’s performance of obligations pursuant to this Section 11(k), to include reasonable attorneys’ fees and costs incurred by the Executive.
(l)
Survival. The provisions of Sections 1, 2, 4, 5, 6, 7, 8, 9, 10, 11 and 12 of this Agreement shall survive any termination of this Agreement in accordance with the terms of such sections.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

THE COMPANY:
ASPEN AEROGELS, INC.
By:	/s/ Ricardo C. Rodriguez
Name:	Ricardo C. Rodriguez
Title:	Chief Financial Officer & Treasurer

THE EXECUTIVE:
By:	/s/ Donald R. Young
Donald R. Young

EXHIBIT A

PRIOR INVENTIONS

TO: Aspen Aerogels, Inc. (the Company)

FROM: Donald Young

DATE: ____________________

The following is a complete list and description of all Inventions (as defined in Section 9 of my Employment Agreement (the “Agreement”)) that (i) I have, alone or jointly with others, conceived, developed, or reduced to practice or caused to be conceived, developed, or reduced to practice prior to the commencement of my employment with the Company, (ii) I consider to be my property or the property of third parties, and (iii) I wish to have excluded from the scope of this Agreement:

Check appropriate lines below:

_____ No Inventions to disclose

_____ See description of Inventions below:

_____ See additional sheets attached with description of Inventions.

Due to a confidentiality agreement, I cannot complete the disclosure above for the inventions listed below, identified only by a cursory name, the party(ies) to whom it belongs, and my relationship to such party(ies):

Cursory Name of Invention	Party(ies)	Relationship
1.
2.
3.

______ See additional sheets attached.

If this Exhibit is left blank, I represent that there are no Prior Inventions.

________________________

Executive Signature

A-1